Exhibit 99.1

ECHO GLOBAL LOGISTICS REPORTS FOURTH QUARTER AND FULL YEAR 2009 RESULTS

Chicago, IL — (Globe Newswire) — February 22, 2010 — Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology enabled transportation and supply chain management services, today reported financial results for the fourth quarter of 2009 and the year ended December 31, 2009.

Summarized financial results for the fourth quarter of 2009 and the year ended December 31, 2009, along with select operating metrics, are as follows:

	Three months ended December 31,				Years ended December 31,
Amounts in 000,000 s, except per share data	2008	2009	% change		2008	2009	% change
Revenue:
Transactional	$30.9	$44.3	43.3%		$115.4	$150.5	30.4%
Enterprise	23.7	35.7	50.8%		87.4	109.1	24.8%
Total Revenue	54.6	80.0	46.6%		202.8	259.6	28.0%

Net revenue (Total Revenue less transportation costs)	11.9	16.0	34.7%		43.1	55.7	29.2%

Operating Expenses
Commissions	3.0	4.6	54.5%		11.8	15.8	32.5%
General and administrative	6.6	7.7	17.2%		23.1	29.0	26.4%
Depreciation and amortization	0.9	1.6	76.7%		3.2	5.0	54.5%
Total Operating Expenses	10.5	13.9	33.0%		38.1	49.8	30.7%

Operating Income	1.4	2.1	47.2%		5.0	5.9	17.8%

Interest Expense	0.1	0.5	499.8%		0.1	1.3	785.9%

Income Before Taxes	1.3	1.6	21.6%		4.9	4.6	-5.1%

Income tax expense (benefit)	0.5	(1.6)	-389.7%		2.0	(0.6)	-131.2%

Net Income	0.8	3.2	297.7%		2.9	5.2	80.7%
Dividends	0.3	0.0	-94.6%		1.1	0.8	-27.3%
Net income applicable to common stockholders	$0.5	$3.2	492.3%		$1.8	$4.4	147.6%

Diluted shares (000)	12.8	21.8			12.8	15.1
Diluted EPS applicable to common stockholders	$0.04	$0.15			$0.14	$0.29

Operating Metrics
Gross margin	21.7%	20.0%	(176	)bps	21.2%	21.4%	20	bps
Operating margin (% of net revenue)	11.9%	13.0%	110	bps	11.5%	10.5%	(102	)bps

Shipment volume	116,516	192,411	65.1%		432,450	642,649	48.6%
Number of enterprise clients	92	116	26.1%		92	116	26.1%
Total employees	629	835	32.8%		629	835	32.8%
Salaried employees	203	299	47.3%		203	299	47.3%
Commissioned sales employees	323	364	12.7%		323	364	12.7%
Sales agents	103	172	67.0%		103	172	67.0%
Less Than Truckload (LTL) Revenue %	46.2%	42.2%	(398	)bps	48.6%	44.6%	(397	)bps
Truckload (TL) Revenue %	29.5%	37.6%	807	bps	32.5%	34.6%	211	bps

Commenting on the Company’s performance, Chief Executive Officer, Doug Waggoner said, “We are pleased to report strong fourth quarter and full year results as our company continues to grow at a pace faster than the overall transportation market, with increases in both our transactional and enterprise client bases. Our fourth quarter was particularly impressive as we achieved 47% growth in revenue and 65% growth in shipment volume.

Furthermore, in 2009, revenue increased by 28% and our shipment volume increased by 49%, which substantially increased our profitability in a very challenging market. By leveraging our technology and relationships, we grew both our transactional and enterprise clients.”

Fourth Quarter Results

Total revenue of $80.0 million in the fourth quarter of 2009 increased 47% compared to revenue of $54.6 million in the fourth quarter of 2008. This increase was driven by higher volumes, which were partially offset by a decrease in transportation rates. The increase in volume was primarily attributable to a corresponding increase in the number of clients served. The decrease in transportation rates was attributable to a decline in lower average weight per less-than-truckload (LTL) shipment, lower fuel prices and excess capacity in the transportation market resulting from the economic recession.

Transactional revenue of $44.3 million in the fourth quarter increased 43% compared to transactional revenue of $30.9 million in the fourth quarter of 2008. The majority of this growth was driven by an increase in the number of transactional salespeople and an increase in the average revenue per salesperson, which was partially attributable to an increase in the average tenure of our sales force in 2009. In addition, a portion of our transactional revenue growth was also attributable to the acquisition of RayTrans Distribution Services, which was completed in June 2009 and generated $5.7 million of revenue in the fourth quarter of 2009. Transactional volume increases in the fourth quarter were offset by a decrease in transportation rates.

Enterprise revenue of $35.7 million in the fourth quarter of 2009 increased 51% compared to enterprise revenue of $23.7 million in the fourth quarter of 2008. This increase was driven by the net addition of 24 new enterprise clients from the prior year quarter. The Company’s top five enterprise clients represented 19% of total revenue in the fourth quarter of 2009 compared to 27% of total revenue in the fourth quarter of 2008. Echo entered into two new enterprise agreements during the fourth quarter of 2009.

The Company’s shipment volume increased 65% in the fourth quarter of 2009 compared to the fourth quarter of 2008. This increase was driven by a greater number of both enterprise and transactional clients.

Net revenue, which represents total revenue less transportation costs, increased 35% in the fourth quarter of 2009 to $16.0 million compared to the fourth quarter of 2008. This increase was due to the growth in total revenue, partially offset by a reduction in the net revenue margin attributable to an increase in truckload revenue as a percentage of total. Truckload revenue generally has lower net revenue margins when compared with LTL revenue.

Commission expense increased by 55% in the fourth quarter of 2009 compared to the fourth quarter of 2008. This increase was due to an increase in net revenue, as the Company’s commission plans are tied to net revenue, and a higher overall effective commission rate as a result of higher revenues generated from outside sales agents. The rates the company pays outside sales agents are generally higher than its internal commission rates.

The Company’s general and administrative expense of $7.7 million increased 17% in the fourth quarter of 2009 compared to $6.6 million in the fourth quarter of 2008. This increase in expense was the result of an increase in personnel, as the total number of employees increased from 629 as of December 31, 2008 to 835 as of December 31, 2009.

The Company’s depreciation and amortization expense of $1.6 million increased 77% in the fourth quarter of 2009 compared to $0.9 million in the fourth quarter of 2008. This increase in expense was the result of continued investment in technology and the resulting depreciation of capitalized software development costs as well as an increase in amortization expense of intangibles assets resulting from the two acquisitions completed in 2009.

The effective tax rate for the fourth quarter of 2009 was (96%), compared to 40% for the same period last year. The decrease was the result of the realization of the full benefits of previously reserved deferred tax assets. The 2009 effective tax rate is lower than the Company’s expectations of 37% to 38% for 2010 due to the benefits of certain tax credits available to Echo in 2009.

The Company’s interest expense of $0.5 million increased $0.4 million in the fourth quarter of 2009 compared to $0.1 million in the fourth quarter of 2008. This increase was mainly attributable to the one time costs associated with the early repayment of the Company’s subordinated debt in the fourth quarter of 2009.

Net income for the fourth quarter of 2009 was $3.2 million compared to net income of $0.8 million in the fourth quarter of 2008. Diluted earnings per share of $0.15 in the fourth quarter of 2009 represented an increase of $0.11 per share over $0.04 in the fourth quarter of 2008.

Business Outlook

“In 2009, we grew at a faster pace than the overall industry by adding new clients and thereby increasing our overall market share,” Mr. Waggoner commented. “This success was driven by the investments we made in growing our sales organization, leveraging our proprietary technology and offering our dedicated services in the marketplace. Looking to 2010, we will continue to invest in growing our sales organization, developing new functionality within our proprietary technology, and improving our operations to deliver the highest quality service that our clients demand. I am optimistic about Echo’s growth opportunities in 2010, as we have seen economic conditions stabilize over recent months. Therefore, we expect to deliver revenues in the range of $355 million to $370 million and diluted earnings per share in the range of $0.41 to $0.45 in 2010.”

Conference Call

A conference call will be broadcast live on Monday, February 22, 2010, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The live webcast discussion, which will include a Q&A session, will be hosted by Douglas R. Waggoner, Chief Executive Officer; and David B. Menzel, Chief Financial Officer. Interested parties are invited to listen to the live webcast by visiting the Investors “Events & Presentations” section of Echo’s website at www.echo.com. A replay of the webcast will be available later that day in the same section of the website.

About Echo Global Logistics

Chicago-based Echo Global Logistics is a leading provider of technology enabled transportation and supply chain management services, delivered on a proprietary technology platform, serving the transportation and logistics needs of its clients. Echo’s web-based technology platform compiles and analyzes data from its network of over 22,000 transportation providers to serve its clients’ shipping and freight management needs. Echo procures transportation and provides logistics services for more than 11,600 clients across a wide range of industries, such as manufacturing, construction, consumer products and retail. For more information on Echo, visit: www.echo.com.

Forward-Looking Statements

This release contains statements relating to projections or future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any projections or future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of the prospectus we recently filed with the SEC.

Echo Global Logistics, Inc.

Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2009	2008	2009

REVENUE	$54,603,527	$80,038,986	$202,807,631	$259,560,658

COSTS AND EXPENSES:	11,854,154	15,971,360	43,090,276	55,667,696
Transportation costs	42,749,373	64,067,626	159,717,355	203,892,962
Selling, general, and administrative expenses	9,569,452	12,295,529	34,914,278	44,816,750
Depreciation and amortization	905,235	1,599,539	3,230,803	4,990,919
INCOME FROM OPERATIONS	1,379,467	2,076,292	4,945,195	5,860,027
OTHER EXPENSE	(74,515)	(451,684)	(143,871)	(1,274,587)
INCOME BEFORE PROVISION FOR INCOME TAXES	1,304,952	1,624,608	4,801,324	4,585,440
INCOME TAX (EXPENSE) BENEFIT	(505,822)	1,553,495	(1,925,768)	610,544
NET INCOME	799,130	3,178,103	2,875,556	5,195,984
DIVIDENDS ON PREFERRED SHARES	(265,035)	(14,425)	(1,054,380)	(806,625)
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS	$534,095	$3,163,678	$1,821,176	$4,389,359

Basic net income per share	$0.04	$0.15	$0.15	$0.30
Diluted net income per share	$0.04	$0.15	$0.14	$0.29

Echo Global Logistics, Inc.

Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2008	2009
Cash and cash equivalents	$1,872,922	$47,803,704
Accounts receivable, net of allowance for doubtful accounts	23,589,973	43,689,684
Prepaid expenses	3,619,788	6,420,750
Other current assets	780,474	735,171
Total long term assets	16,045,866	34,125,979
Total assets	$45,909,023	$132,775,288

Current maturities of capital lease obligations	$188,234	$302,518
Accounts payable — trade	16,549,594	27,039,510
Other liabilites	8,324,883	3,558,070
Deferred income taxes	1,591,098	1,894,204
Long term liabilities	428,463	5,973,143
Stockholders’ equity	18,826,751	94,007,843
Total liabilities and stockholders’ equity	$45,909,023	$132,775,288

Echo Global Logistics, Inc.

Consolidated Statements of Cash Flows

	Twelve Months Ended December 31,
	2008	2009

Net cash provided by (used in) operating activities	$1,716,456	$(5,489,501)

Net cash used in investing activities	(5,100,558)	(11,499,874)

Net cash provided by financing activities	3,688,465	62,920,157

Increase in cash and cash equivalents	304,363	45,930,782
Cash and cash equivalents, beginning of period	1,568,559	1,872,922
Cash and cash equivalents, end of period	$1,872,922	$47,803,704

SOURCE: Echo Global Logistics, Inc.

CONTACT: Echo Global Logistics, Inc.

Heather Mills

312-276-3222

hmills@echo.com